Exhibit 99.1

DTS Reports Strong Fourth Quarter and Fiscal 2008 Results

Agoura Hills, Calif. — February 26, 2009 — DTS, Inc. (Nasdaq: DTSI) today announced strong financial results for the fourth quarter and fiscal year ended December 31, 2008.

For the fourth quarter of 2008, DTS reported revenue of $18.3 million, an increase of 8% from the prior year’s fourth quarter, and income from continuing operations of $2.9 million, or $0.16 per diluted share. This compares to revenue of $16.8 million and income from continuing operations of $4.4 million, or $0.24 per diluted share, reported in the fourth quarter of 2007. In the fourth quarter of 2008, revenue included $2.1 million in royalty recovery payments compared to $4.6 million in the fourth quarter of 2007.  Excluding these royalty recoveries, revenue for the fourth quarter of 2008 and 2007 would have been $16.2 million and $12.2 million, respectively, representing a core growth rate of 32%.

Included in fourth quarter results was a $1.1 million charge, or $0.04 per diluted share net of tax, for in-process R&D arising out of the acquisition of Neural Audio on December 31, 2008.  In addition, fourth quarter 2008 results include $1.1 million, or $0.04 per diluted share net of tax, in stock-based compensation expense.  The effective tax rate in the fourth quarter of 2008 was 49%, of which over 10 points related to accruals in connection with routine state and federal audits of multiple prior year returns.

For fiscal year 2008, DTS reported revenue of $60.2 million, an increase of 14% over 2007, and income from continuing operations of $9.5 million or $0.52 per diluted share.  This compares to revenue of $53.1 million and income from continuing operations of $9.6 million or $0.52 cents per diluted share, reported for the fiscal year 2007.  In 2008, revenue included $5.5 million in royalty recovery payments compared to $7.2 million in 2007.  Excluding these royalty recoveries, revenue would have been $54.7 million and $45.9 million for fiscal 2008 and 2007, respectively, representing a core growth rate of 20%.

Fiscal year 2008 results included the $0.04 per diluted share in-process R&D charge from the Neural Audio acquisition and $4.3 million, or $0.14 per diluted share net of tax, in stock-based compensation expense.   The effective tax rate for the full year was 43%, of which over 5 points related to the tax accruals mentioned above.

The Company closed the year with cash, cash equivalents and short-term investments of $68 million. During the fourth quarter, the Company completed its authorized repurchase of one million shares of common stock for a total of $18.9 million.

“We are pleased with our fourth quarter results, posting strong revenue growth and continued profitability,” commented Jon Kirchner, president and CEO of DTS, Inc. “We are encouraged by a number of positive data points on Blu-ray from the holiday season, including rising consumer demand, declining price points, and accelerating content sales.   We expect that these trends will drive more Blu-ray revenue over time. Generally, Blu-ray adoption is occurring much faster than DVD did during the first two years of its lifecycle.

“The fourth quarter wrapped up a good year for DTS during which Blu-ray advanced meaningfully and we launched important initiatives to secure DTS’ position in the emerging broadcast, satellite radio, internet, PC and mobile device markets. We believe these initiatives will offer diversification and attractive growth over time.

“Looking ahead, we are optimistic about our prospects for 2009 but remain cautious about market conditions in the near-term.  Our full-year outlook is for revenues in the range of $65 to $69 million, including approximately $4 million in royalty recoveries.  We expect earnings per share from continuing operations to be in the range of $0.45 to $0.50, including $0.10 to $0.15 per diluted share, net of tax, related to both the costs of ongoing litigation matters and amortization of intangible assets associated with the Neural Audio transaction.” concluded Kirchner.

Non-GAAP Financial Measures

In this earnings release and during our earnings conference call and webcast as described below, we use or plan to discuss certain non-GAAP financial measures.  We computed non-GAAP revenues by excluding royalty recovery payments related to our licensing enforcement activities from GAAP revenues.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe that, while these non-GAAP measures are not a substitute for GAAP results, they provide useful information for comparing the Company’s results of operations in 2008 to those reported in 2007 and historically by excluding items that may be non-recurring or may occur at unpredictable levels from period to period. This press release contains a reconciliation of the non-GAAP measures to the most directly comparable GAAP measures as required under SEC rules.

Conference Call Information

DTS will broadcast a conference call today, Thursday, February 26, 2009, starting at 1:30 p.m. Pacific Time. To access the conference call, dial 800-257-7063 or 303-228-2960 (outside the U.S. and Canada). The live webcast of the call will be available from the Investor Relations section of the Company’s corporate website at www.dts.com. A replay of the webcast will begin two hours after the completion of the call. An audio replay of the call will also be available to investors beginning at 3:30 p.m. Pacific Time on February 26, 2009 through March 5, 2009, by dialing 800-405-2236 or 303-590-3000 (outside the U.S. and Canada) and entering the pass code 11126458#.

About DTS

DTS, Inc. (NASDAQ: DTSI) is a digital technology company dedicated to delivering the ultimate entertainment experience. DTS decoders are in virtually every major brand of 5.1-channel surround processor, and there are hundreds of millions of DTS-licensed consumer electronics products available worldwide. A pioneer in multi-channel audio, DTS technology is in home theatre, car audio, PC and game console products, as well as DVD-Video, Blu-ray Disc and Surround Music software. Founded in 1993, DTS’ corporate headquarters are located in Agoura Hills, California with its licensing operations headquartered in Limerick, Ireland. DTS has US offices in Kirkland, Washington and Scotts Valley, California.  DTS also has offices in Canada, China, France, Hong Kong, Japan, South Korea, Taiwan and the United Kingdom. For further information, please visit www.dts.com. DTS is a registered trademark of DTS, Inc.

Investor Contacts:	Press Contact:
Erica Abrams or Matthew Hunt	David Blasucci
The Blueshirt Group for DTS	Director of Public Relations
415-217-7722	DTS, Inc.
erica@blueshirtgroup.com	818-827-2279
matt@blueshirtgroup.com	david.blasucci@dts.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause DTS’ results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to, the transition to the next generation optical drives and consumer adoption of such technology, the rapidly changing and competitive nature of the digital audio, consumer electronics and entertainment markets, the Company’s inclusion in or exclusion from governmental and industry standards, continued customer acceptance of the Company’s technology, products, services and pricing, risks related to ownership and enforcement of intellectual property, the continued release and availability of entertainment content containing DTS audio soundtracks, success of the Company’s research and development efforts, risks related to integrating acquisitions, greater than expected costs, the departure of key employees, the current financial crisis and global economic downturn, a loss of one or more of our key customers or licensees, changes in domestic and international market and political conditions, and other risks and uncertainties more fully described in DTS’ public filings with the Securities and Exchange Commission, available at www.sec.gov. DTS does not intend to update any forward-looking statement contained in this press release to reflect events or circumstances arising after the date hereof.

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TABLES TO FOLLOW

DTS, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	As of	As of
	December 31,	December 31,
	2007	2008

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,523	$25,658
Short-term investments	49,879	42,365
Accounts receivable, net of allowance for doubtful accounts of $81 and
$64 at December 31, 2007 and 2008, respectively	8,675	8,835
Deferred income taxes	8,776	4,644
Prepaid expenses and other current assets	1,342	1,410
Income taxes receivable, net	2,085	2,467
Assets of discontinued operations held for sale	8,629	—
Total current assets	114,909	85,379
Property and equipment, net	5,861	23,778
Intangible assets, net	2,387	7,557
Goodwill	—	972
Deferred income taxes	8,584	13,145
Long-term investments	—	6,347
Other assets	3,019	500
Assets of discontinued operations held for sale	3,457	—
Total assets	$138,217	$137,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,068	$1,448
Accrued expenses and other current liabilities	6,118	7,158
Liabilities of discontinued operations held for sale	7,503	—
Total current liabilities	14,689	8,606
Other long-term liabilities	2,242	3,783
Liabilities of discontinued operations held for sale	474	—

Stockholders' equity:
Preferred stock - $0.0001 par value, 5,000 shares authorized at
December 31, 2007 and 2008, respectively; no shares issued
and outstanding	—	—
Common stock - $0.0001 par value, 70,000 shares authorized at
December 31, 2007 and 2008, respectively; 18,669 and 19,290
shares issued at December 31, 2007 and 2008, respectively;
17,669 and 17,290 outstanding at December 31, 2007 and
2008, respectively	2	2
Additional paid-in capital	140,008	151,894
Treasury stock, at cost - 1,000 and 2,000 shares at December 31, 2007
and 2008, respectively	(22,670)	(41,608)
Accumulated other comprehensive income	193	355
Retained earnings	3,279	14,646
Total stockholders' equity	120,812	125,289

Total liabilities and stockholders' equity	$138,217	$137,678

DTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008
	(Unaudited)

Revenue	$16,840	$18,256	$53,073	$60,238
Cost of revenue	434	249	1,276	1,179
Gross profit	16,406	18,007	51,797	59,059
Operating expenses:
Selling, general and administrative	9,827	10,376	33,116	36,794
Research and development	1,592	1,560	6,473	6,924
In-process research and development	-	1,090	-	1,090
Total operating expenses	11,419	13,026	39,589	44,808
Income from operations	4,987	4,981	12,208	14,251
Interest and other income, net	565	617	2,704	2,418
Income from continuing operations before income taxes	5,552	5,598	14,912	16,669
Provision for income taxes	1,136	2,721	5,310	7,158
Income from continuing operations	4,416	2,877	9,602	9,511
Income (loss) from discontinued operations, net of tax	(22,295)	134	(30,041)	1,856
Net income (loss)	$(17,879)	$3,011	$(20,439)	$11,367

Earnings per share - basic:
Income from continuing operations	$0.25	$0.17	$0.54	$0.54
Discontinued operations, net of tax	(1.27)	-	(1.69)	0.10
Net income (loss)	$(1.02)	$0.17	$(1.15)	$0.64

Earnings per share - diluted:
Income from continuing operations	$0.24	$0.16	$0.52	$0.52
Discontinued operations, net of tax	(1.23)	0.01	(1.63)	0.11
Net income (loss)	$(0.99)	$0.17	$(1.11)	$0.63

Weighted average shares used to compute
net income (loss) per common share:
Basic	17,481	17,359	17,745	17,641
Diluted	18,102	17,656	18,418	18,145